EXHIBIT 21


                 KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES


                                  SUBSIDIARIES



                                             State or Country         Percent
                      Name of Subsidiary     of Incorporation          Owned

Kerr-McGee Oil & Gas Corporation                   Delaware            100%
Kerr-McGee (G.B.) Limited                          England             100%
Kerr-McGee Chemical LLC                            Delaware            100%
Kerr-McGee Investment Corporation                  Nevada              100%


         A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 1998.